EXHIBIT 11
                      MOTHERS WORK, INC. AND SUBSIDIARIES
            COMPUTATION OF PRIMARY EARNINGS (LOSS) PER COMMON SHARE


                                                               Year Ended September 30,
                                                      ------------------------------------------
                                                          1995           1996            1997
                                                      -----------     ----------      ----------

Average shares outstanding                              3,120,535      3,269,290       3,562,980
Net effect of dilutive stock options and
    warrants                                                --              --              --
                                                      -----------     ----------      ----------
                                                        3,120,535      3,269,290       3,562,980
                                                      ===========     ==========     ===========
Net income (loss)                                     $(6,635,854)    $  903,766     $(7,639,083)
Preferred stock dividends                                (162,916)      (977,500)     (1,088,284)
                                                      -----------     -----------    -----------
Net loss applicable to common stockholders            $(6,798,770)    $  (73,734)    $(8,727,367)
                                                      ===========     ==========     ===========

Per common share amount:
    Before extraordinary item                         $      0.83     $    (0.02)    $     (2.45)
    After extraordinary item                                 1.35
                                                      -----------     -----------    -----------
Net loss per common share                             $      2.18     $    (0.02)    $     (2.45)
                                                      ===========     ==========     ===========
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